                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   ----------

                                  FORM 8-K

                                CURRENT REPORT
                    PURSUANT TO SECTION 13 OR 15 (D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) May 31, 1996


                             SEACOR HOLDINGS, INC.
- --------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


Delaware                               0-20904                    13-3542736
- --------------------------------------------------------------------------------
(State or other jurisdiction of      (Commission            (I.R.S. employer
incorporation or organization)        File Number)         identification no.)


11200 Westheimer, Suite 850, Houston. Texas                        77042
- --------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code (713) 782-5990
                                                   -----------------------------

                                Not Applicable
- --------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

Item 5.  Other Events

          As previously reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 7, 1996 by SEACOR Holdings, Inc. ("SEACOR"), on May 31, 1996 SEACOR acquired McCall Enterprises, Inc. ("McCall") and affiliated companies (collectively with McCall, the "McCall Companies"). The acquisition of the McCall Companies (the "McCall Acquisition") was accomplished, in part, by merging SEACOR Enterprises, Inc., SEACOR Support Services, Inc. and SEACOR N.F. Inc., wholly owned Louisiana subsidiaries of SEACOR, with and into McCall, McCall Support Vessels, Inc. and N.F. McCall Crews, Inc., respectively (collectively, the "McCall Merger Companies"), with the McCall Merger Companies being the surviving corporations of such mergers (collectively, the "Mergers").

          Immediately after the effectiveness of the Mergers, SEACOR, directly or through McCall, acquired all of the outstanding capital stock of the other McCall Companies not already owned by SEACOR or one of the McCall Merger Companies. SEACOR accomplished such acquisitions through four Share Exchange Agreements with the stockholders of such McCall Companies.

          In consideration for the McCall Acquisition, the former stockholders of the McCall Companies have rights to receive an aggregate of approximately
1.3 million shares of SEACOR common stock, subject to an adjustment based upon a final determination of the working capital of the McCall Companies as of May 31, 1996.

          The McCall Acquisition is being accounted for as a pooling-of-interests. Attached hereto as Annex A are supplemental consolidated balance sheets of SEACOR and subsidiaries as of December 31, 1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the McCall Acquisition that occurred on May 31, 1996.

Item 7.  Financial Statements and Exhibits
- -------  ---------------------------------
(c)  Exhibits

     23   Consent of Arthur Andersen LLP.

     27   Financial Data Schedule.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               SEACOR HOLDINGS, INC.
                               (Registrant)

DATE: June 14, 1996
                               By:   /s/  Charles Fabrikant
                                  ----------------------------
                                    Charles Fabrikant, Chairman of the
                                     Board, President and Chief Executive
                                     Officer

                                  ANNEX A

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To SEACOR Holdings, Inc.:

   We have audited the supplemental consolidated balance sheets of SEACOR Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 31,
1995 and 1994, and the related supplemental consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. The supplemental consolidated financial statements give retroactive effect to the merger with McCall Affiliated Companies that occurred on May 31, 1996, and which has been accounted for as a pooling of interests as described in Note 19. These supplemental financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental financial statements based on our audits. We did not audit the financial statements of CRN Holdings Inc. and subsidiaries, which statements reflect total assets and total revenues of 9 percent and 17 percent, respectively, in 1995 of the related supplemental consolidated totals. These statements were audited by other auditors whose report thereon has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of other auditors, the supplemental financial statements referred to above present fairly, in all material respects, the financial position of SEACOR Holdings, Inc. and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, after giving retroactive effect to the merger with McCall Affiliated Companies as described in Note 19, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

New Orleans, Louisiana
June 7, 1996

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                          DECEMBER 31, 1995 AND 1994
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                 ASSETS                                     1995         1994
                                                                        -----------  -----------
Current Assets:
 Cash and temporary cash investments, including restricted cash of
 $305  in 1994 ........................................................   $ 28,614     $ 44,637
 Investment securities ................................................        623          595
 Trade and other receivables, net of allowance for doubtful accounts
 of  $380 and $108, respectively ......................................     33,725       13,844
 Affiliate receivables ................................................        520        2,594
 Inventories ..........................................................      1,603          577
 Prepaid expenses and other ...........................................      3,490        1,047
                                                                        -----------  -----------
    Total current assets ..............................................     68,575       63,294
                                                                        -----------  -----------
Investments in and Receivables from 50% or Less Owned Companies, at
 Equity ...............................................................      6,484        6,137
                                                                        -----------  -----------
Property and Equipment:
 Vessels and equipment ................................................    327,352      222,142
 Other ................................................................     10,594        3,611
                                                                        -----------  -----------
                                                                           337,946      225,753
 Less-accumulated depreciation ........................................     75,038       59,726
                                                                        -----------  -----------
                                                                           262,908      166,027
                                                                        -----------  -----------
Other Assets ..........................................................     13,218        2,687
                                                                        -----------  -----------
                                                                          $ 351,185    $ 238,145
                                                                        ===========  ===========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Current portion of long-term debt ....................................   $  2,489     $  5,896
 Loans from stockholders ..............................................      1,665        1,470
 Accounts payable -- trade ............................................      7,742        3,245
 Accounts payable -- affiliates .......................................        204          396
 Accrued insurance ....................................................        975          885
 Accrued wages ........................................................      1,252          565
 Accrued income taxes .................................................      1,365          498
 Other current liabilities ............................................      4,360        2,982
                                                                        -----------  -----------
    Total current liabilities .........................................     20,052       15,937
                                                                        -----------  -----------
Long-Term Debt ........................................................    108,066       73,621
Deferred Income Taxes .................................................     36,182       34,093
Deferred Gain and Other Liabilities ...................................      2,484        1,733
Minority Interest in Subsidiary .......................................        937        1,279
Stockholders' Equity:
 Common stock, $.01 par value, 20,000,000 shares authorized; 9,868,343 and 7,191,573 shares issued and 9,812,575 and 7,135,805 shares
  outstanding in 1995 and 1994, respectively ..........................         99           72
 Additional paid-in capital ...........................................    127,317       66,319
 Retained earnings ....................................................     57,852       46,528
 Less 55,768 shares held in treasury, at cost .........................       (576)        (576)
 Unamortized restricted stock .........................................       (159)          --
 Currency translation adjustments .....................................     (1,069)        (861)
                                                                        -----------  -----------
    Total stockholders' equity ........................................    183,464      111,482
                                                                        -----------  -----------
                                                                          $ 351,185    $238,145
                                                                        ===========  ===========

The accompanying notes are an integral part of these supplemental financial statements
                 and should be read in conjunction herewith.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
            FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                       1995         1994         1993
                                                                  ------------  -----------  -----------
Operating Revenue:
 Marine .........................................................  $   104,894   $   93,985   $   92,168
 Environmental --
  Oil spill response ............................................        8,927           --           --
  Retainer and other services ...................................       12,838           --           --
                                                                  ------------  -----------  -----------
                                                                       126,659       93,985       92,168
                                                                  ------------  -----------  -----------
Costs and Expenses:
 Cost of spill response .........................................        7,643           --           --
 Operating expenses --
  Marine ........................................................       66,205       55,860       53,958
  Environmental .................................................        4,580           --           --
 Administrative and general .....................................       13,953        7,278        7,187
 Depreciation and amortization ..................................       18,842       14,108       12,107
                                                                  ------------  -----------  -----------
                                                                       111,223       77,246       73,252
                                                                  ------------  -----------  -----------
Operating Income ................................................       15,436       16,739       18,916
                                                                  ------------  -----------  -----------
Other Income (Expense):
 Interest income ................................................        2,370        1,874        1,063
 Other ..........................................................          667         (267)         122
 Gain/(loss) from equipment sales or retirements ................        3,850         (388)          (8)
 Interest expense ...............................................       (6,681)      (5,422)      (4,782)
                                                                  ------------  -----------  -----------
                                                                           206       (4,203)      (3,605)
                                                                  ------------  -----------  -----------
Income Before Income Taxes, Minority Interest, Equity in
 Earnings of 50% or Less Owned Companies, and Extraordinary Item        15,642       12,536       15,311
                                                                  ------------  -----------  -----------
Income Tax Expense (Benefit):
 Current ........................................................        5,175        4,516        3,998
 Deferred .......................................................          335         (148)       1,341
                                                                  ------------  -----------  -----------
                                                                         5,510        4,368        5,339
                                                                  ------------  -----------  -----------
Income Before Minority Interest, Equity in Earnings of 50%
 or Less Owned Companies, and Extraordinary Item ................       10,132        8,168        9,972
Minority Interest in (Income) Loss of Subsidiary ................          321          184          (51)
Equity in Net Earnings of 50% or Less Owned Companies  ..........          872          975          287
                                                                  ------------  -----------  -----------
Income Before Extraordinary Item ................................       11,325        9,327       10,208
Extraordinary Item -- Loss on Extinguishment of Debt  ...........           --           --       (1,093)
                                                                  ------------  -----------  -----------
Net Income ......................................................  $    11,325   $    9,327   $    9,115
                                                                  ------------  -----------  -----------
Earnings (Loss) Per Common Share -- Assuming No Dilution:
  Income before extraordinary item ..............................  $      1.50   $     1.31   $     1.43
  Extraordinary item ............................................           --           --        (0.15)
                                                                  ------------  -----------  -----------
  Net income ....................................................  $      1.50   $     1.31   $     1.28
                                                                  ============  ===========  ===========
Earnings (Loss) Per Common Share -- Assuming Full Dilution:
  Income before extraordinary item ..............................  $      1.36   $     1.22   $     1.36
  Extraordinary item ............................................           --           --        (0.14)
                                                                  ------------  -----------  -----------
  Net income ....................................................  $      1.36   $     1.22   $     1.22
                                                                  ============  ===========  ===========
Weighted Average Common Shares:
 Assuming no dilution ...........................................    7,540,780    7,135,805    7,121,147
 Assuming full dilution .........................................   10,025,782    9,618,994    8,360,174

The accompanying notes are an integral part of these supplemental financial statements
                 and should be read in conjunction herewith.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
            FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                                (IN THOUSANDS)

                                                  ADDITIONAL                            UNAMORTIZED     CURRENCY
                                        COMMON     PAID-IN      RETAINED    TREASURY    RESTRICTED     TRANSLATION
                                        STOCK      CAPITAL      EARNINGS     STOCK         STOCK       ADJUSTMENTS
                                      --------  ------------  ----------  ----------  -------------  -------------
1995
- ------------------------------------
Balance, December 31, 1994 ..........    $72       $ 66,319     $ 46,528     $(576)        $  --         $  (861)
Add   -- Issuance of common stock:
        NRC Merger ..................      3          5,704          --         --            --              --
        CNN Acquisition .............      5         11,295          --         --            --              --
        Public Offering .............     16         36,926          --         --            --              --
        Coastal/Phibro Transaction  .      3          7,497          --         --            --              --
        Other .......................     --              4          --         --            --              --
     -- Issuance of restricted stock      --            216          --         --          (216)             --
     -- Amortization of restricted
  stock .............................     --             --          --         --            57              --
     -- Net income for the year
  ended December 31, 1995 ...........     --             --      11,325         --            --              --
     -- Net currency translation
  adjustments .......................     --             --          --         --            --            (208)
Deduct -- Public offering costs  ....     --           (644)         --         --            --              --
     -- Dividends paid ..............     --             --          (1)        --            --              --
                                      --------  ------------  ----------  ----------  -------------  -------------
Balance, December 31, 1995 ..........    $99       $127,317     $ 57,852     $(576)        $(159)        $(1,069)
                                      ========  ============  ==========  ==========  =============  =============
1994
- ------------------------------------
Balance, December 31, 1993 ..........    $72       $ 66,319     $ 37,202     $(576)        $  --         $(2,484)
Add   -- Net income for the year
  ended December 31, 1994 ...........     --             --       9,327         --            --              --
     -- Net currency translation
  adjustments .......................     --             --          --         --            --           1,623
Deduct -- Dividends paid ............     --             --          (1)        --            --              --
                                      --------  ------------  ----------  ----------  -------------  -------------
Balance, December 31, 1994 ..........    $72       $ 66,319     $ 46,528     $(576)        $  --         $  (861)
                                      ========  ============  ==========  ==========  =============  =============
1993
- ------------------------------------
Balance, December 31, 1992 ..........    $71       $ 64,445     $28,094      $(576)        $  --         $(2,388)
Add   -- Issue of common stock to
  acquire vessels ...................      1          1,874          --         --            --              --
    -- Net income for the year
  ended December 31, 1993 ...........     --             --       9,115         --            --              --
Deduct -- Net currency translation
  adjustments .......................     --             --          --         --            --             (96)
     -- Dividends paid ..............     --             --          (7)        --            --              --
                                      --------  ------------  ----------  ----------  -------------  -------------
Balance, December 31, 1993 ..........    $72       $ 66,319     $ 37,202     $(576)        $  --         $(2,484)
                                      ========  ============  ==========  ==========  =============  =============

The accompanying notes are an integral part of these supplemental financial statements
                 and should be read in conjunction herewith.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993
                                (IN THOUSANDS)

                                                                        1995        1994        1993
                                                                    ----------  ----------  ----------
Cash Flows from Operating Activities:
 Net income .......................................................   $ 11,325    $   9,327   $   9,115
 Depreciation and amortization ....................................     18,842      14,108      12,107
 Mobilization amortization ........................................         44         415         953
 Restricted stock amortization ....................................         57          --          --
 Bad debt expense .................................................        100          98          20
 Debt discount amortization .......................................        277         309          97
 Deferred income taxes ............................................        335        (148)      1,341
 Equity in net earnings of 50% or less owned companies  ...........       (872)       (975)       (287)
 Extraordinary loss, extinguishment of debt .......................         --          --       1,093
 Gain on purchase of 6% Convertible Subordinated Notes  ...........       (199)         --          --
 (Gain)/loss from equipment sales or retirements ..................     (3,850)        388           8
 Minority interest in income (loss) of subsidiary .................       (321)       (184)         51
 Other ............................................................         31         176          19
 Changes in operating assets and liabilities -- ...................
  Decrease in restricted cash .....................................        308          87         293
  (Increase) decrease in receivables ..............................    (15,280)       (261)     (4,040)
  (Increase) in inventories .......................................        (80)       (255)       (132)
  (Increase) in prepaid expenses and other assets .................     (1,620)       (236)       (529)
  Increase (decrease) in payables and accrued and other
 liabilities ......................................................        670      (1,699)      3,307
                                                                    ----------  ----------  ----------
   Net cash provided by operations ................................      9,767      21,150      23,416
                                                                    ----------  ----------  ----------
Cash Flows from Investing Activities:
 Purchases of property and equipment ..............................    (14,534)     (3,371)    (24,194)
 Proceeds from the sale of marine vessels and equipment  ..........      7,522         450          32
 Investments in and advances to 50% or less owned companies  ......       (916)     (1,342)        (89)
 Principal payments on notes due from 50% or less owned  companies         431          --          --
 Principal payments received under a sale-type lease  .............        117          --          --
 Cash acquired in NRC Merger ......................................      2,176          --          --
 Acquisition of John E. Graham & Sons .............................    (73,463)         --          --
   Purchase of investment securities ..............................        (28)       (592)         --
                                                                    ----------  ----------  ----------
   Net cash (used in) investing activities ........................    (78,695)     (4,855)    (24,251)
                                                                    ----------  ----------  ----------
Cash Flows from Financing Activities:
 Payments of long-term debt and loans from stockholders  ..........    (66,609)    (10,888)    (36,986)
 Proceeds from issuance of long-term debt and loans from
  stockholders ....................................................     87,283       3,175          --
 Net proceeds from sale of common stock and capital contributions       36,302          --          --
 Payment of initial public offering costs .........................         --          --        (155)
 Purchase of 6% Convertible Subordinated Notes ....................     (1,980)         --          --
 Debt issue cost, Den norske Bank ASA, revolving credit facility  .       (667)         --          --
 Payment of debt extinguishment costs .............................         --          --        (519)
 Payments on capital lease obligation .............................     (1,037)         --          --
 Net proceeds from sale of 6% Convertible Subordinated Notes  .....         --          --      55,324
 Payment of dividends .............................................         (1)         (1)         (7)
                                                                    ----------  ----------  ----------
   Net cash provided by (used in) financing activities  ...........     53,291      (7,714)     17,657
                                                                    ----------  ----------  ----------
Effects of Exchange Rate Changes on Cash and Cash Equivalents  ....        (81)        130         (80)
                                                                    ----------  ----------  ----------
Net Increase (Decrease) in Cash and Cash Equivalents  .............    (15,718)      8,711      16,742
Cash and Cash Equivalents, beginning of period ....................     44,332      35,621      18,879
                                                                    ----------  ----------  ----------
Cash and Cash Equivalents, end of period ..........................   $ 28,614    $ 44,332    $ 35,621
                                                                    ==========  ==========  ==========

The accompanying notes are an integral part of these supplemental financial statements
                 and should be read in conjunction herewith.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND ACCOUNTING POLICIES:

NATURE OF OPERATIONS --

   SEACOR Holdings, Inc. ("SEACOR") and its subsidiaries (the "Company") furnish vessel support in the offshore oil and gas exploration and production industry and provide contractual oil spill response and related services to companies who store, transport, produce, or handle petroleum and certain non-petroleum oils as required by the Oil Pollution Act of 1990 ("OPA 90"). The Company operates principally in the United States, offshore West Africa, the North Sea and Mexico.

BASIS OF CONSOLIDATION --

   The supplemental consolidated financial statements include the accounts of SEACOR and its subsidiaries including the McCall Affilicated Companies, see
Note 19, all of which are wholly owned by SEACOR, except for a 9% minority interest in a subsidiary that owns 11 vessels and bareboat charters-in one vessel which operate in the North Sea and U.S. Gulf of Mexico. The equity method of accounting is used by the Company when it has a 20% to 50% ownership interest in the voting stock of other companies and the ability to exercise significant influence over their operating and financial policies. The investments in 50% or less owned companies are carried at cost, adjusted for the Company's equity in their undistributed earnings. All significant intercompany accounts and transactions between the Company and its majority and wholly owned subsidiaries have been eliminated in consolidation.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND TEMPORARY CASH INVESTMENTS --

   For purposes of the Consolidated Statements of Cash Flows, cash equivalents refer to securities with original maturities of three months or less.

INVESTMENT SECURITIES --

   The Company holds investments in U.S. Government debt securities. These securities are accounted for as held-to-maturity securities; and, accordingly are reflected at amortized cost, which approximates fair value at December 31, 1995 and 1994.

ACCOUNTS RECEIVABLE --

   Customers of vessel support services are primarily major and large independent oil and gas exploration and production companies; whereas, customers of oil spill response services include tank vessel owner/operators, refiners, terminals, exploration and production facilities and pipeline operators. The Company's customers are granted credit on a short-term basis and related credit risks are considered minimal.

INVENTORIES --

   Inventories consist of vessel spare parts, fuel, and supplies that are recorded at cost and charged to vessel expenses as consumed.

PROPERTY AND EQUIPMENT --

   Property and equipment are recorded at historical cost and depreciated over the estimated useful lives of the related assets. Depreciation is computed on the straight line method for financial reporting

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND ACCOUNTING POLICIES: (Continued) purposes. Maintenance and repair costs, including routine drydock inspections on vessels in accordance with maritime regulations, are charged to operating expense as incurred. Expenditures that extend the useful life or improve the marketing and commercial characteristics of vessels and major renewals or improvements to other properties are capitalized.

   Vessels and related equipment are depreciated over 20 -- 25 years; all other property and equipment are depreciated and amortized over two to ten years.

OTHER ASSETS --

   Other assets include the following for the years ended December 31, 1995 and 1994, in thousands of dollars:

                                                                  1995      1994
                                                                 -------   -------
Goodwill, net of accumulated amortization of $167 in 1995 (see
 Note 4 and 7) ...............................................   $ 7,837   $   --
Sale-type lease (see Note 12) ................................     2,543       --
Debt issue costs, net of accumulated amortization of $558 in
 1995 and $643
 in 1994 .....................................................     2,214    1,994
Other ........................................................       624      693
                                                                 -------   -------
                                                                 $13,218   $2,687
                                                                 =======   =======

   Goodwill reflects the excess of cost over the estimated fair value of the net assets acquired upon the merger of NRC Holdings, Inc. ("NRC Holdings") with and into a subsidiary of SEACOR (see Note 4) and the excess of the value of SEACOR's common stock issued in connection with the cancellation of two customers' options to acquire up to 40% of a subsidiary's common stock over the previously recorded carrying value of those options (see Note 7). Goodwill is being amortized on a straight line basis over its estimated useful life of 20 years.

   Deferred debt issue costs relate primarily to the Company's sale of 6% Convertible Subordinated Notes ("6% Notes") in July 1993 and the establishment of an $85,000,000 revolving credit loan facility (the "DnB Facility") with Den norske Bank ASA ("DnB") in September 1995 at a cost of $667,000. Debt issue costs are being amortized on a straight line basis over the life of the related debt, ranging from five to ten years.

   Combined deferred charge amortization expense was $729,000, $769,000 and $1,430,000 for the years ended December 31, 1995, 1994, and 1993. A significant amount of previously deferred mobilization costs was amortized to expense in 1993 but declined in 1994 and 1995. The Company's policy has been to defer any significant costs to relocate vessels in association with long-term charters (i.e., charters having a term of one year or more at inception) in which the term charter rates are adequate to recover the mobilization expenses. These deferred mobilization costs are typically amortized to expense over the primary term of the related charter contracts.

INCOME TAXES --

   Effective January 1, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 109, the financial accounting and reporting standard for income taxes. This standard superseded SFAS No. 96 which had been previously adopted by the Company. There was no significant effect on the Company's financial condition or results of operations caused by the adoption of the new standard.

   Deferred income tax assets and liabilities have been provided in recognition of the income tax effect attributable to the difference between assets and liabilities reported in the tax return and financial

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND ACCOUNTING POLICIES: (Continued) statements. Deferred tax assets or liabilities are provided using the enacted tax rates expected to apply to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

FOREIGN CURRENCY TRANSLATION --

   The assets, liabilities and results of operations of certain SEACOR subsidiaries are measured using the currency of the primary foreign economic environment within which they operate, their functional currency. For purpose of consolidating these subsidiaries with SEACOR, the assets and liabilities of these foreign operations are translated to U.S. dollars at currency exchange rates as of the balance sheet date and for revenue and expenses at the weighted average currency exchange rates during the applicable reporting periods. Translation adjustments resulting from the process of translating these subsidiaries' financial statements are included in stockholders' equity.

   Certain SEACOR subsidiaries also enter into transactions denominated in currencies other than their functional currency. Changes in currency exchange rates between the functional currency and the currency in which a transaction is denominated is included in the determination of net income in the period in which the currency exchange rates change. Foreign currency exchange gains or losses included in determining net income have not been material.

REVENUE RECOGNITION --

   The Company's marine transportation business earns revenue primarily from time or bareboat charter of vessels to customers based upon daily rates of hire. Rates of hire earned under time and bareboat charters vary substantially in direct proportion to the operating expenses incurred in conjunction with each type of charter. Typically, under time charter arrangements, the vessels' operating expenses are the responsibility of the Company; whereas, under bareboat charters, the vessels' operating expenses are paid by the charterer. Vessel charters may range from several days to several years.

   Environmental customers are charged retainer fees for ensuring by contract the availability at predetermined rates of the Company's response services and equipment. Retainer services include employing a staff to supervise response to an oil spill emergency and maintaining specialized equipment, including marine equipment, in a ready state for spill response as contemplated by response plans filed by the Company's customers. Certain vessel owners pay in advance a minimum annual retainer fee based upon the number and size of vessels in each such owner's fleet and in some circumstances pay the Company additional fees based upon the level of each vessel owner's voyage activity in the U.S. The Company recognizes the greater of revenue earned by voyage activity or the portion of the retainer earned in each accounting period. Certain other vessel owners pay a fixed fee for the Company's retainer services and such fee is recognized ratably throughout the year. Facility owners generally pay a quarterly fee based on a formula that defines and measures petroleum products transported to or processed at the facility. Some facility owners pay an annual fixed fee and such fee is recognized ratably throughout the year. Retainer agreements with vessel owners generally range from one to three years while retainer arrangements with facility owners are as long as seven years.

   Spill response revenue is dependent on the magnitude of any one spill response and the number of spill responses within a given fiscal year. Consequently, spill response revenue can vary greatly between comparable periods.

RELIANCE ON FOREIGN OPERATIONS --

   For the years ended December 31, 1995, 1994, and 1993, approximately 31%, 33%, and 40%, respectively, of the Company's offshore marine revenues were derived from foreign operations. The

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND ACCOUNTING POLICIES:  (Continued)
 Company's foreign operations are subject to various risks inherent in conducting business in foreign nations. These risks include, among others, political instability, potential vessel seizure, nationalization of assets, currency restrictions and exchange rate fluctuations, import-export quotas and other forms of public and governmental regulation, all of which are beyond the control of the Company. Although, historically, the Company's operations have not been affected materially by such conditions or events, it is not possible to predict whether any such conditions or events might develop in the future. The occurrence of any one or more of such conditions or events could have a material adverse effect on the Company's financial condition and results of operations.

EARNINGS PER SHARE --

   Earnings per common share assuming no dilution was computed based on the weighted average number of common shares issued and outstanding during the relevant periods. Shares issuable upon the exercise of stock options were excluded from the computation since the effect of the assumed exercise thereof was not material.

   On July 1, 1993, the Company sold $57,500,000 principal amount 6% Notes, and on December 17, 1993, the Company issued $4,750,000 principal amount 2.5% Convertible Subordinated Notes ("2.5% Notes"). Both note issues are convertible into shares of the Company's common stock at any time prior to maturity. The conversion rates for the 6% Notes and the 2.5% Notes are 39.024 and 32.979 shares, respectively, per $1,000 principal amount of notes. In February 1995, the Company purchased $2,250,000 of the then outstanding $57,500,000 principal amount of its 6% Notes in the open market.

   Earnings per common share assuming full dilution was computed based on the weighted average number of shares issued and outstanding plus the shares that would be outstanding assuming the exercise of all stock options using the treasury stock method and assuming all outstanding convertible subordinated notes were converted to common stock. For computation purposes, income before extraordinary item and net income were adjusted for the interest expense (net of income tax) applicable to the convertible subordinated notes.

RECLASSIFICATIONS --

   Certain reclassifications of prior year information have been made to conform with the current year presentation.

NEW ACCOUNTING STANDARDS --

   In 1995, Statement of Financial Accounting Standards No. 121 --"Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" was issued and require adoption by the Company in fiscal 1996. Management believes that such adoption will not have a material effect on the Company's financial statements taken as a whole.

   Also in 1995, Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation" (the "Statement") was issued which establishes, among other things, financial accounting and reporting standards for stock-based employee compensation plans. Entities may either adopt a "fair value based method" of accounting for an employee stock option as defined by the Statement or may continue to use accounting methods as prescribed by APB Opinion No. 25 -- "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in the Statement had been applied. The accounting requirements of the Statement are effective for transactions entered into in fiscal years that begin after December 15, 1995. The Company expects to continue following APB Opinion No. 25 and make appropriate disclosures in the future in accordance with the Statement.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

 2. FAIR VALUE OF FINANCIAL INSTRUMENTS:

   The estimated fair value amounts of the Company's financial instruments have been determined using available market information and appropriate valuation methodologies. Considerable judgment was required in developing the estimates of fair value, and accordingly, the estimates presented herein, in thousands of dollars, are not necessarily indicative of the amounts realizable in a current market exchange.

                                                                CARRYING     FAIR
DECEMBER 31, 1995                                                AMOUNT      VALUE
- -----------------                                               --------   --------
Assets:
 Cash and temporary cash investments ........................   $ 28,614   $ 28,614
 Notes receivable from 50% or less owned companies  .........      2,902      2,902
Liabilities:
 Long-term debt .............................................    110,555    112,493
 Indebtedness to shareholders and a minority shareholder of
  a subsidiary ..............................................      2,675      2,666

   The carrying values of cash and temporary cash investments and notes receivable due from 50% or less owned companies are a reasonable estimate of their fair value. The estimated value of the Company's long-term debt and indebtedness to a minority shareholder of a subsidiary of the Company was determined by discounting the future cash flows using market information as to borrowing rates for debt of similar terms and maturity. Loans from shareholders are generally advances made from shareholders. The Company believes it is not practicable to estimate the fair market value of the loans.

3. POOLING ARRANGEMENTS:

   On December 17, 1993, the Company entered into a pooling arrangement (the "SEAFISH Pool"), effective January 1, 1994, with Compagnie Nationale de Navigation ("CNN"), a French corporation engaged in various sectors of the marine shipping industry, which sold and leased back (bareboat chartered) from the Company ten offshore towing supply vessels. Under the terms of the arrangement, revenue and expenses of certain vessels owned and operated by the Company and certain vessels owned or bareboat chartered and operated by CNN were pooled and the net pool results were shared by both parties equally after giving effect to certain preference payments. Pursuant to an agreement under which the Company acquired additional vessels from CNN, the pooling arrangement and lease back of ten vessels were terminated effective October 1, 1995, (see Note 5).

   SEAFISH Ltd., a Bahamian corporation owned jointly by SEACOR and CNN, was assigned the responsibility to coordinate the activities of all vessels in the SEAFISH Pool. Immediately prior to terminating the SEAFISH Pool, the Company and CNN had 12 and 21 participating vessels, respectively, and at December 31, 1994, the respective count of participating vessels was 11 and
15. For a fee, the Company provided management and accounting services to SEAFISH Ltd. For the years ended December 31, 1995 and 1994, the effect on the Company's revenue from its participation in the SEAFISH Pool was a reduction in revenue of $972,000 and an increase in revenue of $337,000, respectively.

   On January 1, 1995, the SEAVEC Pool commenced operations. The SEAVEC Pool was formed to coordinate the marketing in the North Sea standby market of eleven vessels owned by the Company and five vessels from Toisa Ltd., an unrelated offshore marine transportation and services company. Under the pooling arrangement, operating revenue is pooled and distributed to each company pursuant to a formula derived from the class of vessels each company contributes to the pool. For the year ended December 31, 1995, the effect on the Company's revenue from its participation in the SEAVEC Pool was a reduction in revenue of $313,000. Ten vessels owned by the Company were participating in the Pool at December 31, 1995.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

 4. NRC MERGER:

   On March 14, 1995, SEACOR acquired the remaining 57.1% of the outstanding common stock of NRC Holdings that it did not already own through a merger (the "NRC Merger") of NRC Holdings with and into CRN Holdings Inc. ("CRN"), a wholly owned subsidiary of SEACOR. Following the NRC Merger, the financial condition, results of operations, and cash flows of the newly acquired environmental subsidiaries, primarily operating through the National Response Corporation ("NRC"), were reflected in the Company's consolidated financial statements. Prior to March 14, 1995, the Company reported its equity interest in NRC Holdings as an investment in 50% or less owned company that was accounted for by the equity method.

   CRN, the surviving corporation of the NRC Merger, primarily through its wholly owned subsidiary, NRC, is engaged in the business of responding to marine oil spills and planning for environmental emergencies. SEACOR issued 292,965 shares of its common stock pursuant to the transaction that were valued at $5,707,000. The Company already owned 42.9% of NRC Holdings which was carried on the Company's books at a value net of deferred taxes of $995,000. The purchase method was used to account for this business combination. The excess of cost over estimated fair value of the net assets acquired, including $138,000 in direct costs incurred in conjunction with the transaction, of $3,447,000 will be amortized over 20 years using the straight line method. The estimated fair values of assets and liabilities of NRC Holdings at the date of the NRC Merger are as follows, in thousands of dollars:

CAPTION
                              AMOUNT
- -------                      --------
Current Assets ...........   $  6,008
Property and Equipment  ..     21,219
Capitalized Lease ........      1,807
Other Assets .............        100
Goodwill .................      3,447
Deferred Income Taxes  ...        404
Current Liabilities  .....     (5,741)
Capital Lease Obligations      (1,577)
Bank Loan Payable ........    (12,500)
Deferred Revenue .........     (6,327)
                             --------
                             $  6,840
                             ========

   The following unaudited pro forma information has been prepared as if the merger had occurred at the beginning of each of the periods presented, in thousands of dollars, except per share data. This pro forma information has been prepared for comparative purposes only and is not necessarily indicative of what would have occurred had the merger taken place on the dates indicated, nor does it purport to be indicative of the future operating results of the Company. The results of NRC Holdings for the year ended December 31, 1994, were impacted favorably by its involvement in a major oil spill response in San Juan, Puerto Rico. As spill response revenue is dependent on the magnitude of any one spill response and the number of spill responses in a given year, operating results can vary greatly between periods. The favorable effect of the major spill response and its effect on operating results in 1994 is not indicative of a trend or of anticipated results in future periods.

CAPTION
                                               1995        1994
- -------                                      --------    --------
Revenues .................................   $130,735    $134,056
Net Income ...............................   $ 11,477    $ 10,073
Earnings Per Share -- Assuming No
 Dilution ................................   $   1.52    $   1.36

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

5. VESSEL ACQUISITIONS AND DISPOSITIONS:

GRAHAM ACQUISITION --

   On September 15, 1995, the Company acquired substantially all the assets of John E. Graham & Sons and certain of its affiliated companies (collectively, "Graham") for $72,854,000 in cash (the "Graham Acquisition"). The purchased assets included 127 marine vessels used to support the offshore oil and gas exploration and production industry in the U.S. Gulf of Mexico, real estate, capital equipment and inventory associated with the operation of these vessels. The acquisition was financed with $74,000,000 of borrowings under a revolving credit facility entered into with DnB. The difference between the amount borrowed and paid to Graham to acquire the assets was used to defray debt issue and acquisition costs, totaling $1,208,000. Acquisition costs, totaling $609,000, have been allocated to the vessels acquired, and debt issue costs, totaling $599,000, are included in Other Assets.

CNN ACQUISITION --

   On November 14, 1995, the Company acquired three towing supply vessels from CNN and entered into an agreement to acquire two anchor handling towing supply vessels and certain other vessel related assets for aggregate consideration of $21,550,000. Of such consideration, $11,300,000 was paid for by issuing 459,948 shares of SEACOR's common stock to CNN and $10,250,000 was paid for in cash on December 14, 1995 when the two anchor handling towing supply vessels were delivered to the Company (the "CNN Acquisition"). The Company borrowed $11,000,000 from the DnB Facility to finance the cash portion of the consideration and pay acquisition costs. Pursuant to the CNN Acquisition, the Company and CNN agreed to (i) terminate CNN's bareboat charters covering ten vessels owned by the Company, effective October 1, 1995, (ii) terminate the SEAFISH Pooling arrangement, effective October 1, 1995, (iii) the Company's bareboat charter, effective October 1, 1995, of one vessel owned by CNN with an option to purchase, (iv) provide the Company a right of first refusal until December 31, 1999, under which terms CNN shall not sell or transfer all or part of its interest in any of three additional vessels owned by CNN, (v) SEACOR's acquisition of 50% of the outstanding shares of FISH for a cost of $60,000, effective January 1, 1996, (vi) CNN's sale to SEACOR of all CNN's right, title, and interest in and to all of the shares owned by CNN in SEAFISH Ltd. for a purchase price of $5,000, effective January 1, 1996, (vii) reimburse CNN for certain costs associated with CNN's early termination of employment contracts for officers and crews that worked aboard seven of the Company's vessels which were previously bareboat chartered to CNN; at December 31, 1995, the Company recorded a liability of $700,000 regarding these contract termination costs and has included such cost in the purchase price of the five vessels acquired, and (viii) permit Feronia International Shipping S.A. ("FISH"), a French corporation in which the Company and CNN own a 50% interest, to manage, for a fee, the Company's vessels operating offshore West Africa and in the Arabian Gulf and certain other additional vessels owned by CNN.

VESSEL DISPOSITIONS --

   During 1995, the Company sold four supply and six utility vessels that resulted in the recognition of a pre-tax gain, totaling $4,124,000. The gain was offset by a pre-tax loss of $359,000 from the retirement of certain previously capitalized costs relating to a vessel which was withdrawn from standby safety service in the North Sea and relocated to the U.S. Gulf of Mexico for well stimulation service. A pre-tax loss of $316,000 was recorded in 1994 from the retirement of certain previously capitalized costs that also related to a vessel which was withdrawn from standby safety service in the North Sea and relocated to the U.S. Gulf of Mexico for well stimulation service.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

 6. INVESTMENTS IN AND RECEIVABLES FROM 50% OR LESS OWNED COMPANIES:

   Investments, carried at equity, consist of the following at December 31, 1995 and 1994:

                              PERCENT OWNED
COMPANY                       1995     1994
- -------                       -----    -----
SEAFISH Ltd. ..............   50.0%    50.0%
NRC Holdings, Inc .........     --%    42.9%
Maritima Mexicana, S.A  ...   40.0%    40.0%
SEAMEX International, Ltd.    40.0%    40.0%
West Africa Offshore, Ltd.    40.0%    40.0%

   Until October 1,1995, SEAFISH Ltd. coordinated the activities of certain vessels owned and operated by the Company and certain vessels owned or bareboat chartered and operated by CNN that participated in a pooling arrangement (see Note 3). For purposes of the pooling arrangement, SEAFISH Ltd. acted as a custodian of cash balances relating to the Company's and CNN's pool activities and recorded no revenues or expenses from the pooling arrangement. Therefore, the net pool results were not included in equity in net earnings of 50% or less owned companies. Pursuant to the CNN Acquisition (see Note 5), SEACOR and CNN have agreed to terminate the SEAFISH Pool and SEACOR has agreed to acquire all of CNN's rights, title and interest in and to all of the shares owned by CNN in SEAFISH Ltd. for a purchase price of $5,000, effective January 1, 1996.

   On March 14, 1995, SEACOR acquired the remaining 57.1% of the outstanding common stock of NRC Holdings that it did not already own through a merger of NRC Holdings with and into CRN. Following the NRC Merger, the financial condition, results of operations, and cash flows of the newly acquired environmental subsidiaries, primarily operating through NRC, were reflected in the Company's consolidated financial statements. (see Note 4).

   Until the NRC Merger on March 14, 1995, and during 1994 and 1993, the Company earned operating revenue of $68,000, $347,000 and $174,000, respectively, from NRC. The fees related primarily to capital improvements made by the Company to an owned and operated vessel and certain other expenses incurred in support of NRC's oil spill response activities. In 1994 and until the NRC Merger in 1995, the Company also provided management services to NRC for a fee. The amount previously recorded by the Company as its equity in the earnings of NRC Holdings differed from its 42.9% pro rata share of the company's book value primarily because of the effect of the warrants held by two principal customers to purchase 40% of the common stock of NRC (see Note 7). Equity in earnings of NRC Holdings, Inc. and its subsidiaries, net of applicable income taxes, was $607,000, and $287,000 for the years ended December 31, 1994 and 1993, respectively.

   During 1994, the Company and Transportacion Maritima Mexicana ("TMM") completed their structuring of a joint venture to serve the Mexican offshore market that began in December 1993 (the "TMM Joint Venture"). As part of organizing the TMM Joint Venture, the Company: (i) invested $1,630,000 representing its share of the costs to acquire and improve three vessels,
(ii) invested $800,000 cash, and (iii) contributed one vessel from its fleet with an agreed value of $1,350,000. A portion of the Company's initial investment in the TMM Joint Venture was represented by unsecured notes receivable, totaling $2,350,000. The Company recorded a deferred gain of $718,000 upon contributing the vessel to the venture from its fleet which is being amortized to income over the vessel's depreciable life. The TMM Joint Venture is comprised of two corporations, Maritima Mexicana, S.A. and SEAMEX International, Ltd.

   In March 1995, the Company sold an additional supply vessel to the TMM Joint Venture for $1,700,000 in cash which resulted in the recognition of an immediate gain of $473,000 and the deferral of a $315,000 gain. The deferred gain is being amortized to income over the depreciable life of the vessel, and the amount amortized to other income from this transaction and from the contribution of a vessel upon establishment of the venture totaled $53,000 and $10,000 for the years ended December 31, 1995 and 1994, respectively.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

6. INVESTMENTS IN AND RECEIVABLES FROM 50% OR LESS OWNED COMPANIES:
 (Continued)
    In 1995, the Company entered into a sale-type lease for one of its vessels with the TMM Joint Venture. The lease expires in seven years and contains options which permit the TMM Joint Venture to purchase the vessel at various dates during the term of the lease. Unearned income and deferred gain amortized to other income in connection with this lease for the year ended December 31, 1995, totaled $387,000. Additionally in 1995, the Company advanced the TMM Joint Venture $680,000 to acquire equipment in exchange for a note receivable.

   Principal and interest payments on the TMM Joint Venture notes are due in quarterly installments which extend through 2000. The notes bear interest at prime plus two percent, and earned interest income was $302,000 and $147,000 for the years ended December 31, 1995 and 1994, respectively.

   During 1995 and 1994, the TMM Joint Venture chartered vessels and utilized other services of the Company. Charter and other revenue earned by the Company from this operation for the years ended December 31, 1995 and 1994 was $369,000 and $624,000, respectively. The Company's equity in earnings of the TMM Joint Venture, net of applicable income taxes, was $873,000 and $368,000 for the years ended December 31, 1995 and 1994, respectively.

   West Africa Offshore, Ltd. has been the Company's principal agent for vessels operating offshore West Africa and is reimbursed for its operating expenses. Pursuant to FISH expanding its vessel management responsibilities in behalf of the Company, see discussion below, agency support of West Africa Offshore, Ltd. will be limited primarily to the Company's operations in Nigeria.

   Pursuant to the CNN Acquisition (see Note 5), SEACOR acquired 50% of the outstanding shares of FISH, a French corporation, for a cost of $60,000, effective January 1, 1996. FISH has agreed to manage the Company's vessels operating offshore West Africa and in the Arabian Gulf and certain other additional vessels owned by CNN. The FISH management fee charged to general and administrative expense for the year ended December 31, 1995 totaled $226,000.

   The summarized financial information below represents an aggregation of the Company's principal equity investees for the years ended December 31, in thousands of dollars.

CONDENSED INFORMATION       1995       1994
- ---------------------      -------    -------
Current Assets .........   $ 6,282    $10,040
Noncurrent Assets ......    10,351     32,359
                           -------    -------
  Total Assets .........   $16,633    $42,399
                           =======    =======
Current Liabilities  ...     3,460     24,653
Noncurrent Liabilities       4,941      7,244
                           -------    -------
  Total Liabilities  ...   $ 8,401    $31,897
                           =======    =======
Revenues ...............   $ 8,840    $50,217
                           =======    =======
Gross Profit ...........   $ 4,990    $24,648
                           =======    =======
Net Income .............   $ 3,304    $ 4,397
                           =======    =======

   The amount of consolidated retained earnings that represents undistributed earnings of 50% or less owned companies accounted for by the equity method was $1,241,000 at December 31, 1995.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

7. COASTAL AND PHIBRO AGREEMENT --

   On October 27, 1995, SEACOR and its primary environmental subsidiary, NRC, amended certain existing agreements with two of its customers, Coastal Refining and Marketing, Inc. ("Coastal") and Phibro Energy USA, Inc. ("Phibro"). Those agreements provided, among other things, for a reduction in, and subsequent elimination of, Coastal and Phibro's participating interest in certain operating results, a reduction in their retainer fees, and an elimination of certain options held by each of those customers to purchase up to 20% of the fully diluted common stock of NRC. NRC will continue to provide one customer through December 31, 2001 and the other customer through December 31, 1998 various oil spill response services mandated by the OPA 90. In addition, Coastal's agreements, among other things, called for SEACOR to issue them 311,357 shares of its common stock (having a value at time of issuance of $7,500,000) in exchange for the cancellation of their stock options in NRC. Phibro also agreed to cancel a similar option in return for amendments to its agreement which related primarily to the reduction of its retainer payments for OPA 90 services. SEACOR has accounted for its share issuance as a repurchase of a minority interest. The difference between the value of the common stock issued and the previously recorded carrying value of certain deferred revenue, net of income tax effect, which approximated 40% of NRC's net book value, totaled $4,558,000 and was recorded as goodwill (see Note 1).

8. INCOME TAXES:

   Income (loss) before income taxes, minority interest, equity in net earnings of 50% or less owned companies, and extraordinary item derived from the United States and foreign operations for the years ended December 31, are as follows, in thousands of dollars:

                                     1995       1994       1993
                                    -------    -------    -------
United States ...................   $18,318    $13,494    $14,534
Foreign .........................    (2,676)      (958)       777
                                    -------    -------    -------
                                    $15,642    $12,536    $15,311
                                    =======    =======    =======


   The Company files a consolidated U.S. Federal tax return. Income tax expense (benefit) consisted of the following components for the years ended December 31, 1995, 1994 and 1993, in thousands of dollars:

                                     1995       1994       1993
                                    -------    -------    -------
Current:
 State ..........................   $  111     $  123     $  115
 Federal ........................    4,622      4,193      3,207
 Foreign ........................      442        200        676
Deferred:
 Federal ........................      859       (148)     1,359
 Foreign ........................     (524)        --        (18)
                                    -------    -------    -------
                                    $5,510     $4,368     $5,339
                                    =======    =======    =======


   The following table reconciles the difference between the statutory federal income tax rate for the Company to the effective income tax rate:

                                      1995      1994       1993
                                    -------    -------    -------
Statutory rate ..................    34.0%      34.0%      34.0%
Foreign and state taxes .........     1.2        0.8        0.9
                                    -------    -------    -------
                                     35.2%      34.8%      34.9%
                                    =======    =======    =======

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

                        8. INCOME TAXES:  (Continued)
   The components of the net deferred income tax liability were as follows, for the years ended December 31, in thousands of dollars:

                                      1995       1994
                                    -------     -------
Deferred tax assets:
 Foreign Tax Credit .............  $    522    $    337
 Alternative Minimum Tax Credit .       568          --
 Subpart F Loss .................     1,727         747
 Nondeductible Accruals .........       494          --
 Other ..........................       367         340
                                    -------     -------
  Total deferred tax assets .....     3,678       1,424
Deferred tax liabilities:
 Property and equipment .........    39,102      34,717
 Investment in Subsidiaries .....       603         660
 Other ..........................       655         919
                                    -------     -------
  Total deferred tax liabilities     40,360      36,296
                                    -------     -------
   Net deferred tax liabilities .   $ 36,682    $ 34,872
                                    =======     =======

   As of December 31, 1995, the Company has carryforwards for income tax purposes of foreign tax credits approximating $522,000 that expire from 1997 through 2000. As of December 31, 1995, the Company also has alternative minimum tax credit carryforwards of $568,000 for income tax purposes. For financial reporting purposes, the carryforwards have been recognized through a reduction in deferred tax liabilities.

9. RELATED PARTY TRANSACTIONS:

   The Company reimburses a stockholder for management and administrative services. These charges totaled $275,000 for the year ended December 31, 1995 and $175,000 for each of the years ended December 31, 1994 and 1993. The fees relate primarily to the use of the stockholder's physical resources and administrative and technical personnel.

   Miller Environmental Group ("MEG"), an environmental contractor based in Calverton, New York, maintains and stores spill response equipment owned by NRC and in the event of a spill, provides labor, equipment and materials to assist in NRC's spill response activities. In fiscal 1995, NRC paid approximately $1,750,000 to MEG for these services. The father of a SEACOR corporate officer is Vice President, Secretary and Treasurer of MEG.

   NRC also contracts with James Miller Marine Services ("JMMS"), an environmental contractor based in Staten Island, New York, for services similar to those provided by MEG. In fiscal 1995, NRC paid approximately $600,000 to JMMS for these services. The brother of a SEACOR corporate officer is Vice President of JMMS.

   Loans from stockholders are made up of unsecured loans due to Norman and Joyce McCall. The loans are due on demand and bear interest at 7% per annum at December 31, 1995. On May 3, 1996, the loans were paid in full.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

 10. LONG-TERM DEBT:

   Long-term debt balances, maturities, and interest rates are as follows for the years ended December 31, in thousands of dollars:

                                                             1995        1994
                                                           --------    --------
Notes payable to former vessel owners, due in quarterly
 or semi-annual installments and maturing from 1996
 through 2003, at interest rates ranging from 3.75% to
 7.50%  ................................................   $ 11,147    $13,210
Notes payable to banks, due in monthly installments and
 maturing from 1995 through 2007, secured by vessels
 (9.75% at December 31, 1995)  .........................      1,596      1,293
Notes payable to Nederlandse Scheepshypotheekbank N.V.
 ("Nedship Bank"), due in quarterly installments
 payable from 1991 through 1996, secured by vessels,
 bearing interest at LIBOR plus 2.0% (7.375% at
 December 31, 1994)  ...................................         --      5,227
DnB Revolving Credit Facility, interest payable based
 upon interest option period at LIBOR plus 1.25% prior
 to term conversion and principal and interest after
 conversion on August 31, 1996 due semi-annually
 through August 31, 2002 bearing interest at LIBOR plus
 maximum of 1.5% (7.1875% at December 31, 1995)  .......     40,000         --
6% Convertible Subordinated Notes, due 2003, interest
 payable semi-annually commencing 1994  ................     55,250     57,500
2.5% Convertible Subordinated Notes, due 2004, interest
 payable semi-annually commencing 1994  ................      4,750      4,750
                                                           --------    --------
                                                            112,743     81,980
Less -- Portion due within one year  ...................      2,489      5,896
     -- Debt discount  .................................      2,188      2,463
                                                           --------    --------
                                                           $ 108,066   $ 73,621
                                                           ========    ========

   Annual maturities of long-term debt for the five years following December 31, 1995, are as follows, in thousands of dollars.


YEAR                    1996       1997      1998       1999       2000
- ----                   -------    ------    -------    -------    -------
AMOUNT .............   $ 2,489    $1,632    $ 1,494    $ 1,356    $ 1,356

   The long-term debt maturities schedule does not include future annual maturities for borrowings outstanding under the DnB Facility at December 31, 1995. It is uncertain how much, if any, of the outstanding senior secured revolving bridge loans due DnB at December 31, 1995 may be converted into term loans on August 31, 1996, the date upon which the Company may elect to extend all or a portion of the DnB Facility. If the outstanding senior secured revolving bridge loans at December 31, 1995 were converted to term loans and the Company did not extend its commitment for any other unused portion of the DnB Facility on August 31, 1996, future annual maturities for the DnB Facility would be $6,667,000 in each of the years 1997 through 2000 and $13,332,000 thereafter.

   On August 20, 1993, the Company retired U.S. Government Guaranteed Ship Financing Bonds in the amount of $7,303,000 with proceeds from the issuance of the 6% Notes. At that time, $549,000 and $52,000 of unamortized debt discount and deferred bond issue costs, respectively, were written off, and a redemption premium and fees of $341,000 were paid, all of which was recorded as an extraordinary loss. Debt discount amortization expense related to these bonds was $66,000 for the year ended December 31, 1993.

   In July 1993, the Company retired notes payable to a bank and former vessel owners in the amount of $18,110,000 with proceeds from the issuance of the 6% Notes. At that time, $1,011,000 of unamortized deferred debt issue costs was written off, and fees of $178,000 were paid to the bank, all of which was recorded as an extraordinary loss.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

10. LONG-TERM DEBT:  (Continued)
    In April 1991, in conjunction with the Company's expansion in the North Sea, VEESEA Holdings Inc. ("VEESEA"), a 91% owned subsidiary of SEACOR, and its subsidiaries (collectively, the "VEESEA Group") entered into a loan agreement with Nedship Bank, pursuant to which Nedship Bank loaned pounds sterling10,700,000 (or $18,426,000 based upon exchange rates in 1991). In conjunction with regularly scheduled payments during 1995, the Company made optional principal prepayments, amounting to $2,266,000, on the Nedship Bank loan, and the loan was completely repaid by December 31, 1995.

   In conjunction with eight vessels acquired in March 1993, SEACOR issued two notes payable to the former vessel owners: (i) a $1,875,000, 7.5% unsecured note repayable in eleven equal quarterly installments of $100,000 commencing June 1993 with a final installment of $775,000 in March 1996, and
(ii) a $975,000, 6% unsecured note repayable in twelve quarterly installments of $81,250 commencing June 1993 and maturing March 1996.

   On August 6, 1993, a customer who had previously sold a project vessel to the Company for a promissory note confirmed a decision to terminate a long-term charter of that vessel. Pursuant to this transaction, the customer forgave $450,000 in principal amount of the note payable due from the Company under a first preferred mortgage on vessels which had a net book value of $4,222,000 at December 31, 1995, made other adjustments to the mortgage, and paid the Company a demobilization fee of $235,000. The forgiveness of the note was recorded as an extraordinary gain, and the demobilization fee was included in income before extraordinary item.

   On July 1, 1993, SEACOR sold $57,500,000 principal amount of 6% Notes. The agreements under which the 6% Notes were issued provided for underwritten resales to qualified institutional buyers and to non-U.S. purchasers in transactions exempt from registration under applicable securities laws. The 6% Notes are convertible into shares of SEACOR's Common Stock at any time prior to July 1, 2003, at a conversion rate of 39.024 shares per $1,000 principal amount of the 6% Notes. There is no sinking fund for the 6% Notes; however, the 6% Notes are redeemable, in whole or part, at the election of SEACOR any time on or after July 1, 1996, initially at 104.2% of the principal amount thereof and declining by 0.67% each year thereafter to 100% of the principal amount in 2003. In addition, upon the occurrence of a change in control of SEACOR (as defined in the indenture of the 6% Notes), holders of the 6% Notes may elect to require SEACOR to purchase their 6% Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof, plus accrued interest to the date of purchase. SEACOR incurred $2,176,000 in costs associated with the sale of the 6% Notes including $1,869,000 of underwriters discount. These debt issue costs were charged to other assets and are being amortized to expense over ten years.

   In February 1995, the Company purchased $2,250,000 of the then outstanding $57,500,000 principal amount of its 6% Notes in the open market. The difference between the amount paid to acquire the 6% Notes and their carrying value resulted in the Company recognizing a gain of $199,000, net after giving effect to a write-off of $71,000 in unamortized deferred debt issue costs associated with the sale of the 6% Notes. The gain is included in other income.

   In December 1993, the Company financed, in part, the acquisition of ten offshore towing supply vessels from CNN with: (i) $12,000,000 principal amount senior unsecured notes payable having varying maturities of one to ten years, bearing interest rates ranging from 3.25% to 5.50% per annum and which have been guaranteed by SEACOR, and (ii) $4,750,000 principal amount of 2.5% Notes. The 2.5% Notes are convertible into shares of SEACOR's Common Stock at any time prior to maturity at a conversion rate of 32.979 shares per $1,000 principal amount of the 2.5% Notes. There is no sinking fund for the 2.5% Notes; however, the 2.5% Notes are redeemable, in whole or part, at the election of SEACOR any time on or after July 1, 1997, initially at 104.2% of the principal amount thereof and declining by 0.60% each year thereafter to 100% of the principal amount after July 1, 2003. In addition, upon the occurrence of a change in control of SEACOR (as defined in the indenture of the 2.5% Notes), holders of the 2.5% Notes

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

10. LONG-TERM DEBT:  (Continued)
 may elect to require SEACOR to purchase their 2.5% Notes, in whole or in part, at a purchase price equal to 100% of the principal amount thereof, plus accrued interest to the date of purchase. The stated interest rates on the unsecured notes and the 2.5% Notes (collectively, the "Notes") were considered lower than interest rates at which the Company would normally obtain similar financing which were determined to range from 5.10% to 9.14%. The Notes were valued based on discounting concepts to approximate their fair market value. The difference between the Notes' fair market and stated values at inception, $2,749,000, was recorded as debt discount and as a reduction in the carrying value of the vessels acquired. Amortized debt discount included in interest expense was $277,000 and $309,000 for the years ended December 31, 1995 and 1994, respectively.

   Certain of SEACOR's subsidiaries (the "borrowing subsidiaries") are parties to the DnB Facility, with DnB as lender and SEACOR as guarantor. Pursuant to the DnB Facility, the borrowing subsidiaries may borrow up to $85,000,000 aggregate principal amount of senior secured revolving bridge loans any time prior to August 31, 1996 (the "Initial Term"). At the Company's election, such loans, on or prior to August 31, 1996, may be converted into senior secured reducing revolving credit loans maturing on August 31, 2003. Until termination of the DnB Facility, a commitment fee is payable to DnB on a quarterly basis, computed at the rate of one-half of one percent per annum on the average unfunded portion of the credit facility.

   During the Initial Term of the DnB Facility, outstanding borrowings bear interest at an annual rate equal to 125 basis points above LIBOR. If the Borrowing Subsidiaries elect to convert the senior secured bridge loans to senior secured reducing revolving credit loans (the "Term Loans"), the Maximum Committed Amount automatically will decrease semi-annually by certain percentages described in the DnB Facility. The DnB Facility requires the Company, on a consolidated basis, to maintain a minimum ratio of indebtedness to vessel value, as defined, a minimum cash and cash equivalent level, and a specified debt service coverage ratio. The Company also is prohibited from entering into additional indebtedness above a certain level without consent. Furthermore, SEACOR, without prior written consent of DnB, is prohibited through August 31, 1996 (the maturity date of the bridge loan portion of the DnB Facility) from paying dividends to its shareholders. Pursuant to the DnB Facility, the Term Loans would bear interest at the annual rate equal to a maximum of 150 basis points above LIBOR.

   Borrowings outstanding pursuant to the DnB Facility are secured by, among other things, a guaranty of SEACOR of the obligations of the Borrowing Subsidiaries, first preferred mortgages on vessels owned by the Borrowing Subsidiaries which had a net book value of $72,980,000 at December 31, 1995, a negative pledge relating to certain vessels, and an assignment of earnings and certain contract rights with respect to vessels owned and operated by the Borrowing Subsidiaries. If the Borrowing Subsidiaries exercise the aforementioned conversion election, certain additional subsidiaries of the Company will be required to guaranty the obligations of the Borrowing Subsidiaries under the DnB Facility and provide mortgages on additional vessels to secure such guaranty.

   On September 15, 1995, $74,000,000 principal amount was borrowed under the DnB Facility to finance the acquisition of offshore marine service vessels and other related assets pursuant to the Graham Acquisition and to pay related debt issue and acquisition costs. On November 14, 1995, the Company repaid $14,000,000 principal amount of the indebtedness from existing cash balances. On December 14, 1995, the Company borrowed an additional $11,000,000 under the DnB Facility to finance the cash portion of the CNN Acquisition and pay related acquisition costs. On December 21, 1995, the Company repaid $31,000,000 principal amount of the indebtedness with proceeds from the sale of common stock, and an additional $5,000,000 principal amount was repaid subsequent to year end.

   Following the NRC Merger in March 1995, the Company repaid the remaining outstanding principal balance, $12,500,000, under a Credit Agreement between NRC and CIBC Inc., as amended.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

 11. EXTRAORDINARY ITEM:

   In 1993, the Company recognized a net extraordinary loss caused by debt extinguishment of $1,093,000 ($0.19 per share), net of a $588,000 income tax benefit. Of the extraordinary loss, $1,385,000 was caused by the write-off of unamortized debt discount, bond issue and debt issue costs, and the payment of redemption premiums and fees relating to the retirement of outstanding indebtedness due U.S. Government Guaranteed Ship Financing Bond holders, note holders and a bank. The redemption premiums, fees, and indebtedness were paid with the net proceeds from the Company's sale of 6% Notes. The extraordinary loss was reduced by a $292,000 gain recognized upon the forgiveness of indebtedness associated with the termination of a vessel charter.

12. LEASES:

   From December 1993 through September 30, 1995, the Company was the lessor of ten offshore towing supply vessels under bareboat charter agreements with CNN. Pursuant to the CNN Acquisition, the Company and CNN agreed to terminate CNN's bareboat charter of these vessels. Operating revenue earned from the bareboat charter of these vessels totaled $3,795,000, $5,074,000 and $350,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

   In 1995, the Company entered into a sale-type lease with the TMM Joint Venture for one anchor handling towing supply vessel. The lease expires in seven years and contains options which permit the TMM Joint Venture to purchase the vessel at various dates during the term of the lease. Unearned income and deferred gain amortized to other income for the year ended December 31, 1995, totaled $387,000. The following lists the components of the net investment in the sale-type lease as of December 31, of which $183,000 and $2,543,000 are reported in current and noncurrent other assets, respectively, in thousands of dollars:

                                                1995
                                               -------
Minimum lease payments receivable ..........   $ 4,161
Estimated residual value of leased property        781
Less: Unearned income ......................    (2,216)
                                               -------
Net investment in sale-type lease ..........   $ 2,726
                                               =======

   Minimum rental receivables due from sale-type leases are $667,000 in each of the fiscal years ended December 31, 1996 through 2001 and $159,000 due in 2002.

   The Company is the lessee under a capital lease for offshore oil boom that is used in conjunction with its oil spill response activities. The offshore boom, with gross cost and accumulated depreciation of $1,807,000 and $269,000, respectively at December 31, 1995, is being depreciated over an estimated useful life of seven years. Included in current and noncurrent liabilities, respectively, at December 31, 1995 are $172,000 and $368,000 of obligations under capital leases. The following is a schedule of future minimum lease payments due under a capital lease together with the present value of the net minimum lease payments as of December 31, in thousands of dollars:

                                            1995
                                            -----
1996 ....................................   $300
1997 ....................................    450
                                            -----
Total minimum lease payments ............    750
Less: amount representing interest  .....    210
                                            -----
Present value of minimum lease payments     $540
                                            =====

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

13. MAJOR CUSTOMERS AND SEGMENT DATA:

   Two customers accounted for approximately 16% and 10%, respectively, of revenues in the year ended December 31, 1995; two customers accounted for approximately 19% and 15%, respectively, of revenues in the year ended December 31, 1994; and three customers accounted for approximately 18%, 12%, and 10%, respectively, of revenues in the year ended December 31, 1993.

   Operations are conducted through two business segments, offshore vessel and environmental services. On March 14, 1995, the remaining outstanding stock that the Company did not already own, in corporations now comprising the Company's environmental segment, was acquired, and from that date forward, the Company has reflected the financial condition and results of operations of those environmental subsidiaries in its consolidated financial statements. Prior to March 14, 1995, the Company reported its interest in the environmental subsidiaries as an investment in 50% or less owned companies which were accounted for under the equity method. The Company's offshore service vessel segment operates in different geographical areas; whereas, the environmental segment's primary operations are in the United States. Information by business segment and geographical area is as follows for the years ended December 31, in thousands of dollars:

                                                           1995        1994        1993
                                                         --------    --------    --------
OPERATING REVENUE:
 MARINE --(A)
  United States ......................................   $ 72,964    $ 63,283    $ 54,864
  North Sea ..........................................     13,523      16,222      20,007
  West Africa ........................................     14,637      10,189      12,374
  Other Foreign ......................................      3,770       4,291       4,923
                                                         --------    --------    --------
                                                          104,894      93,985      92,168
 ENVIRONMENTAL .......................................     21,765          --          --
                                                         --------    --------    --------
                                                         $126,659    $ 93,985    $ 92,168
                                                         ========    ========    ========
OPERATING PROFIT:
 MARINE --(A)
  United States ......................................   $ 17,529    $ 14,040    $ 14,598
  North Sea ..........................................     (2,952)          7       3,085
  West Africa ........................................      3,840       2,582       1,683
  Other Foreign ......................................      1,843       1,667       1,816
                                                         --------    --------    --------
                                                           20,260      18,296      21,182
 ENVIRONMENTAL .......................................      1,626          --          --
                                                         --------    --------    --------
                                                           21,886      18,296      21,182
  Other income (expense) (c) .........................        190         (73)        116
  General corporate administration ...................     (2,123)     (2,139)     (2,268)
  Net interest expense ...............................     (4,311)     (3,548)     (3,719)
  Minority interest in loss (income) of a subsidiary          321         184         (51)
  Equity in earnings of 50% or less owned companies  .        872         975         287
  Income tax expense .................................     (5,510)     (4,368)     (5,339)
                                                         --------    --------    --------
  Income before extraordinary item ...................   $ 11,325    $  9,327    $ 10,208
                                                         ========    ========    ========
IDENTIFIABLE ASSETS:
 MARINE --
  United States (e) ..................................   $208,424    $140,185    $109,317
  North Sea ..........................................     24,105      32,004      36,860
  West Africa (e) ....................................     69,022      41,476      29,428
  Other Foreign (b) ..................................      9,850      15,093      42,009
                                                         --------    --------    --------
                                                          311,401     228,758     217,614

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

13. MAJOR CUSTOMERS AND SEGMENT DATA:  (Continued)

                                                           1995        1994        1993
                                                         --------    --------    --------
 ENVIRONMENTAL .......................................     32,652          --          --
 CORPORATE (D) .......................................      7,132       9,387         839
                                                         --------    --------    --------
                                                         $351,185    $238,145    $218,453
                                                         ========    ========    ========
PROVISION FOR DEPRECIATION AND AMORTIZATION:
 MARINE --
  United States ......................................   $  8,623    $  7,304    $  6,575
  North Sea ..........................................      3,621       3,490       3,522
  West Africa ........................................      2,931       2,151       1,220
  Other Foreign ......................................        664         976         692
                                                         --------    --------    --------
                                                           15,839      13,921      12,009
 ENVIRONMENTAL .......................................      2,875          --          --
 CORPORATE ...........................................        128         187          98
                                                         --------    --------    --------
                                                         $ 18,842    $ 14,108    $ 12,107
                                                         ========    ========    ========
CAPITAL EXPENDITURES:
 MARINE --
  United States ......................................   $ 75,782    $  2,852    $  7,900
  North Sea ..........................................         45         225       1,934
  West Africa ........................................     21,722          70       1,020
  Other Foreign ......................................         38          18      32,163
                                                         --------    --------    --------
                                                           97,587       3,165      43,017
 ENVIRONMENTAL .......................................        688          --          --
 CORPORATE ...........................................         75         206          14
                                                         --------    --------    --------
                                                         $ 98,350    $  3,371    $ 43,031
                                                         ========    ========    ========

- ------------

(a) "West Africa" and "Other Foreign" include the results of vessels bareboat chartered-out to CNN from December 1993 through September 1995, at which time the bareboat charters were canceled and the Company resumed operation of the vessels.

(b) In 1993, identifiable assets include vessels acquired from CNN that operated only during December.

(c) Other income (expense) excludes gain/(loss) from equipment sales or retirements of property and certain other expenses that were reclassified to operating profit in geographical areas of the Marine segment.

(d) The Company's corporate assets include investments in 50% or less owned companies.

(e) In 1995, identifiable assets include the effect of the Graham and CNN Acquisitions.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

 14. COMMON STOCK:

   In March 1993, SEACOR issued 125,000 shares of common stock at $15.00 per share or $1,875,000 pursuant to the acquisition of seven supply vessels.

   On March 14, 1995, pursuant to the NRC Merger, SEACOR acquired the remaining 57.1% of the outstanding common stock of NRC Holdings that it did not already own through a merger of NRC Holdings with and into CRN. SEACOR issued 292,965 shares of its common stock pursuant to the transaction that was valued at $5,707,000.

   On October 27, 1995, SEACOR and its primary environmental subsidiary, NRC, amended certain existing agreements with Coastal. Those agreements, among other things, eliminated certain options held by Coastal to purchase up to 20% of the fully diluted common stock of NRC. SEACOR issued 311,357 shares of common stock, having a value at time of issuance of $7,500,000, in exchange for the cancellation of Coastal's stock options in NRC.

   On November 14, 1995, pursuant to the CNN Acquisition, SEACOR issued 459,948 shares of common stock that was valued at $11,300,000 at the date of issuance to acquire three towing supply vessels.

   In December 1995, SEACOR completed a public offering of its common stock that resulted in the sale of 1,612,500 shares. The proceeds received from this sale, net of underwriting discount, totaled $36,942,000. The Company incurred $644,000 in expenses associated with this stock offering (other than underwriting discount) which was charged against additional paid-in capital arising from the sale. The public offering included 1,550,000 shares of common stock sold by several of SEACOR's stockholders.

15. MINORITY INTEREST:

   In December 1991, the managing agent of the Company's vessels operating in the North Sea invested approximately $1,278,000 of cash in VEESEA. In return for this investment and for services rendered to the VEESEA Group, which were included in mobilization expense, the agent received 9% of the equity of VEESEA, and SEACOR, through another subsidiary, assigned to the agent a $679,000 participation in debt due to the SEACOR subsidiary from the VEESEA Group. The obligation due the agent, including accrued interest at 12% per annum, was subordinated to the Nedship Bank loans to the VEESEA Group and is reported in the consolidated balance sheet as other noncurrent liabilities.

   A fee is paid the minority stockholder for managing the Company's vessels in the North Sea. The U.S. dollar equivalent of fees paid in pounds sterling under this arrangement approximated $960,000 in each of the years ended December 31, 1995, 1994, and 1993.

16. BENEFIT PLANS:

NON-QUALIFIED STOCK OPTION PLAN --

   SEACOR's 1992 Non-Qualified Stock Option Plan (the "Plan") provides for the grant of non- qualified options to purchase shares of common stock to officers and key employees of the Company. Under the Plan, 500,000 shares of common stock have been reserved for sale. The exercise price per share of options granted under the Plan cannot be less than 75% or greater than 100% of the "Fair Market Value" (as defined in the Plan) of one share of common stock on the date of the grant.

   Options granted under the Plan expire no later than the tenth anniversary of the date of grant. Recipients of options must remain employed for at least two years from date of grant before options become exercisable, subject to earlier exercise under certain circumstances. The exercise price per share of each option may be paid in cash, shares of common stock owned by the grantee, in a combination of cash and common stock or by delivery of a promissory note not to exceed 90% of the total exercise price.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

16. BENEFIT PLANS:  (Continued)
    The following transactions occurred in the stock option plan during the years ended December 31,:

                                                       1995            1994           1993
                                                    -----------    ------------   ------------
Options outstanding, at beginning of year  ......       309,250         266,750         50,000
Options granted .................................       117,747          42,500        267,500
Options exercised ...............................            --              --             --
Options canceled ................................        (1,800)             --        (50,750)
                                                    -----------    ------------   ------------
Options outstanding, at end of year .............       425,197         309,250        266,750
                                                    ===========    ============   ============
Price range of options exercised ................   $        --    $         --   $         --
Price range of options outstanding, end of year     $9.64-21.25    $14.75-21.25   $14.75-21.00

   At December 31, 1995, 74,803 shares were available for future grant and 264,950 options were exercisable. At December 31, 1994 and 1993, there were no exercisable options.

   On March 14, 1995, the Executive Compensation and Stock Option Committee of the Board of Directors granted two officers of SEACOR and three key employees of NRC options to purchase a total of 102,192 shares of common stock of SEACOR at an exercise price of $18.75 per share. Furthermore, as part of the NRC Merger, the Company assumed the obligations of the NRC Holdings 1994 Non-Qualified Stock Option Plan. As a result, the Company converted existing options for shares of NRC Holdings into options for 15,555 shares of SEACOR's common stock at an exercise price of $9.64 per share. The exercise price per share for options issued or converted in 1995 equaled the market price at the original dates the options were granted.

SEACOR SAVINGS PLAN --

   The Company established the SEACOR Savings Plan ("SEACOR Plan"), effective July 1, 1994. This defined contribution plan provides eligible employees with an opportunity to accumulate retirement savings. Requirements for eligibility include, (i) one year of full time employment, (ii) attainment of 21 years of age, and (iii) residency in the United States.

   Participants may contribute up to 15% of their pre-tax annual compensation. During 1995 and 1994, the Company matched 50% up to the first 4% of an employee's contribution to the SEACOR Plan, and the Board of Directors of the Company determine the Company's matching contribution annually. The participants' and Company's contributions are funded to the SEACOR Plan monthly.

   Participants are fully vested in the Company's contribution upon (i) attaining the age of 65, (ii) death, (iii) becoming disabled, or (iv) completing five years of employment service. Forfeitures of Company contributions for non-vested and terminated employees will be used to reduce future contributions of the Company or pay administrative expenses of the SEACOR Plan.

   In connection with the NRC Merger, the Company assumed the obligations of a tax-deferred savings plan that was implemented by NRC in 1993. Under the terms of the NRC plan, eligible employees can elect to contribute up to 15% of their compensation, and NRC matches 100% up to the first 3% of the employee's contribution.

   In connection with the McCall acquisition, the Company assumed the obligations of a defined contribution plan that was implemented by McCall in 1995. Under the terms of the McCall plan, eligible employees can elect to contribute up to 15% of their compensation. During 1995, McCall matched 1/3 of the first 6% of an employee's contribution to the plan. The Board of Directors of McCall determine the matching contribution annually.

   The combined Companies' contributions to the plans were $215,000 and $51,000 for the years ended December 31, 1995 and 1994, respectively.

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

16. BENEFIT PLANS:  (Continued)
 EMPLOYEE RESTRICTED STOCK AWARD --

   On March 14, 1995, in recognition of an executive officer's commitment to the continued growth and financial success of the Company, the executive officer was granted 11,500 restricted shares of SEACOR's common stock. The market value of the restricted shares was $216,000 at time of grant and was recorded as unamortized restricted stock compensation in a separate component of stockholders' equity. This compensation will be amortized to expense over a three year vesting period. Notwithstanding the forgoing, 100% beneficial ownership of the restricted stock shall vest immediately upon death, disability, termination of the employee without "cause" or the occurrence of a "change in control" of the Company.

17. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

                                                       QUARTER ENDED
                                 ----------------------------------------------------------
                                 DEC. 31         SEPT. 30         JUNE 30         MARCH 31
                                 -------         --------         --------        --------
                                      (THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNT)
1995
 Revenue ...................     $44,550          $36,422         $25,504          $20,183
 Gross profit ..............      13,039            7,886           5,077            3,387
 Net income ................       5,334            2,144           2,310            1,537
 Earnings per common share:
  Assuming no dilution  ....        0.66             0.29            0.31             0.21
  Assuming full dilution  ..        0.56             0.28            0.29             0.22

18. SUPPLEMENTAL INFORMATION FOR STATEMENTS OF CASH FLOWS:

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                1995      1994      1993
                                                              -------    ------   -------
Cash income taxes paid .....................................  $ 4,942    $4,300   $ 3,619
Cash interest paid .........................................    6,132     6,773     3,209
Schedule of Non-Cash Investing and Financing Activities:
 Property exchanged for investment in and notes receivable
  from 50% or less owned company ...........................       --     2,045        --
 Joint venture investment increase related to deferred gain       315       718        --
 Common stock issued in exchange for stock options in NRC  .    7,500        --        --
 Purchase of vessels with -- long-term notes, net of
 discount ..................................................       --        --    13,185
                          -- common stock ..................   11,300        --     1,875
                          --  2.5% notes, net of discount  .       --        --     3,665
                          -- accounts receivable  ..........       --        --       112

                    SEACOR HOLDINGS, INC. AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

19. SUBSEQUENT EVENTS:

   Effective May 31, 1995, the Company acquired the McCall Affiliated Companies ("McCall") in exchange for approximately 1,300,000 shares of the Company's common stock. The acquisition was accounted for as a pooling of interests; accordingly, prior period financial information has been restated to include this acquisition. On December 31, 1995, McCall had $37,882,000 of assets. Selected separate and combined financial information of the Company and McCall for the year ended December 31, 1995 is presented below (in thousands, except per share amounts).

                                             THE COMPANY    MCCALL    ADJUSTMENTS (2)   COMBINED
                                             -----------    -------   ---------------   --------
Operating Revenue ........................    $106,269      $20,029        $361         $126,659
Net Income ...............................      10,226        1,099          --           11,325
Earnings per Common Share -- Assuming No
 Dilution ................................    $   1.64             (1)         (1)      $   1.50
Earnings Per Common Share -- Assuming
 Full Dilution ...........................    $   1.44             (1)         (1)      $   1.36

- ------------

(1)    Not meaningful

(2) In August 1995, the Company and an affiliate of McCall formed SEAMAC OFFSHORE, L.L.C. ("SEAMAC"), which was jointly owned and which operated two vessels in Nigeria. Prior to the McCall Acquisition, SEACOR recorded its interest in this venture based upon its 50% equity interest. As a result of the McCall Acquisition, this venture is to be dissolved and the assets will be wholly-owned by the Company. This adjustment consolidates 100% of SEAMAC with SEACOR.

   On June 6, 1996, the Company notified the Trustee of its 6.0% Notes of its election to call the 6.0% Notes for redemption on July 12, 1996. Holders of the 6.0% Notes have the right to convert the 6.0% Notes into shares of Common Stock at a ratio of 39.024 shares of Common Stock per $1,000 principal amount of the 6.0% Notes (representing a conversion price of $25.625 per share) prior to the date of redemption. If the entire $55,250,00 principal amount outstanding of the 6.0% Notes were converted, 2,156,076 shares of Common Stock would be issued.

   On June 6, 1996, the Company and CNN entered into an agreement (the "1996 CNN Agreement") pursuant to which the Company agreed to acquire six vessels from CNN for an aggregate purchase price of $22,675,000, with the understanding that three of such vessels will be bareboat chartered to CNN. The 1996 CNN Agreement also provides for the Company to prepay the promissory notes issued to CNN by a subsidiary of the Company on December 17, 1993 in connection with the Company's acquisition on such date of certain vessels from CNN. In addition, CNN has notified the Company of its election to convert $4.75 million principal amount of the Company's 2.5% Notes issued to CNN in connection with such acquisition of vessels into 156,650 shares of Common Stock in accordance with the terms of the 2.5% Notes. Pursuant to the 1996 CNN Agreement, the Company agreed to include 459,948 shares of Common Stock owned by CNN on June 6, 1996 and the 156,650 additional shares of Common Stock to be issued to CNN upon the conversion of the 2.5% Notes in an offering for resale to the public. The 1996 CNN Transaction is conditioned upon the sale of such 616,598 shares of Common Stock pursuant to this offering and is intended to occur substantially simultaneously with such sale. In connection with this transaction, the Company expects to record an extraordinary loss in connection with the prepayment of the promissory notes of approximately $861,000, net of tax.

   On June 7, 1996, the Company filed a Registration Statement with the Securities and Exchange Commission, covering the sale of 750,000 shares of its common stock to the public and registering additional shares to be sold by selling shareholders, including the CNN shares discussed above.

                                EXHIBIT INDEX



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     23   Consent of Arthur Andersen LLP.

     27   Financial Data Schedule.